Exhibit 10.2
AMENDMENT TO THE
IXIA OFFICER SEVERANCE PLAN
     WHEREAS, Ixia (“Ixia” or the “Company”) previously adopted the Officer Severance Plan (this “Plan”) effective September 1, 2000, in order to provide severance benefits to certain officers of the Company; and
     WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 9(g) thereof; and
     WHEREAS, effective January 1, 2009, the Company will amend and restate the Plan, to the extent necessary to incorporate the provisions required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to make certain other changes (“Restated Plan”); and
     WHEREAS, effective December 31, 2008, the Company desires to amend the Officer Severance Plan as in effect prior to the effectiveness of the Restated Plan (“Pre-2009 Plan”) to incorporate the provisions required by Code Section 409A for the benefit of any Eligible Officers who either (i) elect to continue participation in the Pre-2009 Plan until January 8, 2010 and to participate in the Restated Plan thereafter or (ii) elect to continue participation in the Pre-2009 Plan through and after January 8, 2010.
     NOW, THEREFORE, effective December 31, 2008, the Pre-2009 Plan is amended as follows with respect to Eligible Employees who, by December 31, 2008, elect (i) not to participate in the Restated Plan until January 8, 2010, or (ii) not to participate in the Restated Plan at any time:

1.	A new section 2(l) is added as follows:
“(l) “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.”

2.	The portion of Section 3(b) that occurs immediately prior to Section 3(b)(i) is deleted in its entirety and replaced with the following:
     “(b) Ixia will pay severance benefits under this Plan on account of the termination of an Eligible Officer’s employment with Ixia only if the conditions set forth in Section 5 are fulfilled and such termination is non-temporary, constitutes a separation from service within the meaning of Code Section 409A, and such termination is non-temporary and:”

3.	Section 4(b) is deleted in its entirety and replaced with the following:
     “(b) Method of Payment. To the extent such benefit is not forfeited as a result of the failure to satisfy the requirements of Section 5 of this Plan, a terminated Eligible Officer’s Severance Allowance will normally be paid in 12 equal monthly installments, less all applicable withholding taxes and permissible offsets, commencing, except as required by Section 10, on the thirty-first day following the terminated officer’s Termination Date.”

4.	Section 4(g) is deleted in its entirety and replaced with the following:
     “(g) Section 280G. Notwithstanding anything herein to the contrary, to the extent that the severance benefits to be paid to an Eligible Officer hereunder exceed an amount equal to three times the Eligible Officer’s base compensation as determined pursuant to Code Section 280G, the amount of the severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the amount determined pursuant to Code Section 280G. Any such reductions shall be made first from compensation which is not deferred compensation subject to regulation under Code Section 409A. This Section 4(h) shall apply only with respect to a severance benefit which is a “parachute payment” within the meaning of Code Section 280G.”

5.	A new Section 9(h) is added as follows:
     “(h) Taxes/Withholding. Notwithstanding any provision herein, the Company makes no representation as to the tax treatment of any payments under this Plan, and the Eligible Officer shall be liable for all tax liabilities, other than the Company’s share of applicable employment tax liabilities, associated with such payments. Each Eligible Officer should consult a competent and independent tax advisor regarding the tax consequences of his participation in this Plan. The Eligible Officer shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no such arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as it may reasonably deem appropriate.”

6.	A new Section 10 is added as follows:
“10. Code Section 409A Compliance.
     (1) Six Month 409A Delay Period. Notwithstanding anything herein to the contrary, in the event that an Eligible Officer is determined to be a specified employee of the Company on his Termination Date, as such term is defined within the meaning of Code Section 409A, and a delay in severance pay and benefits provided under this Plan is necessary for compliance with Code Section 409A(a)(2)(B)(i), then the Severance Allowance and any continuation of benefits or reimbursement of benefit costs provided under this Plan and not otherwise exempt from Code Section 409A shall be delayed for a period of six months (the “409A Delay Period”).  In such event, the Severance Allowance and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to an Eligible Officer during the 409A Delay Period shall be paid to Employee in a lump sum cash amount, with interest accruing at a reasonable rate from the Termination Date, on the first day of the seventh month immediately following the Termination Date.
     (2) Savings Clause. This Plan is intended to comply with the provisions of Code Section 409A. If any compensation or benefits provided by this Plan may result in adverse consequences under Code Section 409A to the Eligible Officer, the Company shall, in consultation with the affected Eligible Officer, make reasonable efforts to modify the Plan and/or the affected Eligible Officer’s Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A or in order to comply with the provisions of Code Section 409A, other applicable provision(s) of the

Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Eligible Officer.”
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